Exhibit 99.1

          Paxar Corporation Announces Retirement of Jack R. Plaxe, CFO


    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--March 30, 2004--Paxar Corporation (NYSE: PXR) today announced that Jack R. Plaxe, Senior Vice President and Chief Financial Officer, has decided to retire from the Company after 10 years of service. Mr. Plaxe, age 62, will continue to provide his services and assistance to the Company during a transition period through May 28, 2004. The Company is actively conducting a search for a new CFO, which will include both internal and external candidates.
    Arthur Hershaft, Chairman and Chief Executive Officer, said, "On behalf of the Company and the Board, we want to thank Jack for the many significant contributions he has made during his 10 years with Paxar. This was an important time for the Company during which sales grew from $138 million to over $700 million. Jack was instrumental in successfully negotiating a number of key acquisitions across the globe. We wish him all the best in his retirement."
    Mr. Hershaft continued, "As the Corporation looks ahead, we remain focused on providing products and services of increased value to our customers. In conducting our search for a new CFO, we will look for an individual who will continue to provide leadership and sound financial analysis and business strategy that will be instrumental in taking Paxar to new levels of growth and delivering increased value for our shareholders."
    Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's concept to checkout capabilities, leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.
    For more information on Paxar call Investor Relations -
914.697.6862 or visit our Company's Web site www.paxar.com

    CONTACT: Paxar Corporation
             Bob Powers, 914-697-6862